Exhibit 99.1

BROCADE CONTACTS
Public Relations John Noh Tel: 408-333-5108 jnoh@brocade.com	Investor Relations Peter Ausnit Tel: 408-333-4000 pausnit@brocade.com

Brocade Announces Pricing of $600 Million Senior Secured Notes Offering

SAN JOSE, Calif., January 14, 2010 — Brocade® (NASDAQ: BRCD) announced today the pricing of its offering of $300 million in aggregate principal amount of 6.625% senior secured notes that will mature in 2018 at an issue price of 99.239% of the principal amount of the notes, and $300 million in aggregate principal amount of 6.875% senior secured notes that will mature in 2020 at an issue price of 99.114% of the principal amount of the notes. The notes will be offered in a private placement to “qualified institutional buyers” in the United States defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes will be secured, senior obligations of the company. The sale of the notes is expected to close on or about January 20, 2010.

Brocade intends to use up to $150 million of the net proceeds of the offering, together with cash on hand, to retire when due in February 2010 approximately $173 million in outstanding 2.25% subordinated convertible notes originally issued by McDATA Corporation, a wholly owned subsidiary of Brocade. Brocade also intends to use the balance of the net proceeds of the offering to pay down a substantial portion of the outstanding term loan under the company’s senior secured credit facility, which has a minimum interest rate of 7.0%.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any offer, solicitation or sale of the securities in any state where such offer, solicitation or sale would be unlawful. Any offers of the securities will be made only by means of a confidential offering memorandum. The securities have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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Brocade and the B-wing symbol are registered trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries.

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